Exhibit 5.1

August 17, 2026

Steakholder Foods Ltd.

22 Einstein St., P.O. Box 4061

Ness Ziona, Israel 7403686

RE: Steakholder Foods Ltd.

Ladies and Gentlemen:

We have acted as Israeli counsel to Steakholder Foods Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with the filing by the Company of a registration statement on Form F-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 415 promulgated under the Securities Act of 1933, as amended (the ”Securities Act”), relating to the resale by the selling shareholders identified in the Registration Statement of up to an aggregate amount of 5,372,500 American Depositary Shares (“ADSs”), each representing twelve thousand (12,000) ordinary shares, no par value, of the Company (“Ordinary Shares”), consisting of: (A) up to 1,750,000 ADSs issuable upon the exercise of pre-funded warrants, issued in August 2026, (B) up to 1,750,000 ADSs issuable upon the exercise of series E warrants, issued in August 2026, (C) up to 1,750,000 ADSs issuable upon the exercise of series F warrants, issued in August 2026, and (D) up to 122,500 ADSs issuable upon the exercise of placement agent warrants, issued in August 2026 (collectively, the “Warrants”).

In connection herewith, we have examined the originals, photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement to which this opinion is attached as an exhibit; (ii) the articles of association of the Company, as currently in effect (the “Articles”); (iii) resolutions of the board of directors of the Company (the “Board”), including the Board resolutions dated July 31, 2026, and August 9, 2026; and (iv) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. We have also made inquiries of such officers as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified copies or confirmed as photostatic copies, and the authenticity of the originals of such latter documents. We have also assumed the truth of all facts communicated to us by the Company and that all minutes of meetings of the Board and the shareholders of the Company that have been provided to us are true and accurate and have been properly prepared in accordance with the Articles and all applicable laws.

We have further assumed that at the time of issuance, and to the extent any such issuance would exceed the maximum share capital of the Company currently authorized, the number of Ordinary Shares that the Company is authorized to issue shall have been increased in accordance with the Articles such that a sufficient number of Ordinary Shares are authorized and available for issuance under the Articles.

Based upon and subject to the foregoing, we are of the opinion that (i) the Ordinary Shares underlying the Warrants have been duly authorized, and when any Warrant is exercised pursuant to the terms thereof, the Ordinary Shares issuable at that time by the Company underlying the ADSs will be validly issued, fully paid and non-assessable, and (ii) the Ordinary Shares represented by ADSs issuable pursuant to the Warrants have been duly authorized, and when issued in accordance with the terms of each of the Warrants, the Ordinary Shares represented by ADSs will be validly issued, fully paid and non-assessable.

Members of our firm are admitted to the Bar of the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption “Legal Matters” and “Enforceability of Civil Liabilities” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the SEC promulgated thereunder or Item 509 of the SEC’s Regulation S-K promulgated under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the date of the Registration Statement that may alter, affect or modify the opinions expressed herein.

Very truly yours,

/s/ Meitar | Law Offices
Meitar | Law Offices